EXHIBIT 99.1


Gasco
------
Energy


For Immediate Release on Monday, August 4, 2008

                   Gasco Energy Announces Second Quarter 2008
                        Financial and Operational Results

     o    Record Cash Flow from Operations
     o    Oil & Gas Sales up 146% Quarter-over-Quarter
     o    Mancos Shale Operations Update Provided

DENVER, August 4 /PRNewswire-FirstCall/ -- Gasco Energy (Amex: GSX) today reported financial and operating results for the second quarter ended June 30, 2008.

Second Quarter Financial Results
For the second quarter 2008, Gasco reported net loss attributable to common shareholders of $0.8 million, or $0.01 per share, as compared to a net loss of $66.3 million, or $0.70 per share, for the same period in 2007. All per-share figures are basic and diluted. Included in the second quarter 2008 results are derivative losses of $5.0 million attributed to hedge effect of which $3.6 million is unrealized. Excluding the effect of unrealized derivative losses, a non-GAAP measure, Gasco would have posted net income of $2.8 million or $0.03 per share. The Company did not hedge its volumes in the comparable period in 2007.

Included in the second quarter 2007's operating expenses is a non-cash charge of $64.3 million related to an impairment of the carrying value of oil and gas properties. Before the impairment charge, Gasco would have posted a net loss of $2.0 million, or $0.02 per share, for the second quarter 2007.

The Company reported record oil and gas sales for the second quarter 2008 of $12.6 million, as compared to $5.1 million for the same period in 2007. The 146% increase in oil and gas sales during the second quarter 2008 is primarily attributed to both higher prices received for sales of the Company's natural gas and oil volumes and a 16% increase in oil and gas sales volumes during the quarter. Gathering and processing revenues from Gasco's midstream assets were also a Company-record $1.1 million for the second quarter 2008, as compared to $0.5 million in the prior-year period. Increased Riverbend natural gas production contributed, along with higher prices for natural gas and natural gas liquids, to the rise in gathering and processing revenue. Total revenues for the second quarter were $9.1 million, as compared to $6.1 million in the second quarter 2007.

Gasco's average realized gas price was $8.10 per thousand cubic feet of natural gas (Mcf) for the second quarter of 2008, including the effect of hedges, compared to $4.31 per Mcf for the second quarter of 2007. The Company's risk management activities decreased its average gas price by $1.15 per Mcf during the second quarter of 2008. Prior to the impact of hedges, the Company's average price received for its natural gas production during the second quarter of 2008 was approximately $9.25 per Mcf, as compared to $4.31 per Mcf in the prior-year period. The Company did not hedge its volumes in the comparable period in 2007.

The average realized oil price was $98.84 per barrel for the second quarter of 2008, up from $49.34 per barrel for the second quarter of 2007. Gasco does not hedge its crude oil volumes.

Unit Cost Comparisons - LOE / DD&A / G&A
Lease operating expense (LOE) for the second quarter increased to $1.9 million from $0.8 million in the same period in 2007. On a per-unit basis, LOE was $1.48 per thousand cubic feet of natural gas equivalent (Mcfe) in the second quarter 2008, as compared to $0.71 per Mcfe in the prior-year period. The increase in LOE quarter-over-quarter is attributed to increased operating expenses ($0.57 per Mcfe higher) and production taxes ($0.20 per Mcfe higher) primarily due to higher natural gas prices, increased production and to a greater number of producing wells. An increase in repair and maintenance costs, increased chemical treatment costs due both to increased cost of chemicals as well as increased volume of chemicals used, higher fuel costs and an increase in water disposal costs contributed to higher operating expenses during the quarter.

Depletion, depreciation and amortization (DD&A) was $3.2 million for the second quarter 2008, as compared to $3.4 million for the same period in 2007. On a per-unit basis, DD&A for the second quarter 2008 was $2.43 per Mcfe, as compared to $3.00 in the 2007 period.

The Company reported general and administrative (G&A) expense of $2.5 million in the second quarter 2008, versus $2.2 million in the same period in 2007. On a per-unit basis, total G&A expense for second quarter 2008 was $1.91 per Mcfe, as compared to $1.97 per Mcfe for the same period in 2007. G&A expense for the second quarter 2008 includes $0.8 million of non-cash, stock-based compensation expense, or, on a per-unit basis, $0.62 per Mcfe, as compared to the prior-period total of $0.9 million, or $0.78 per Mcfe. Gathering operations expense increased to $1.0 million from $0.5 million in the second quarter 2007.

Six-Month Period
Gasco reported a net loss attributable to common shareholders for the six-months ended June 30, 2008 of $5.2 million, or $0.05 per share, as compared to a net loss for the second half of 2007 of $66.5 million, or $0.74 per share. Included in the 2008 results are derivative losses of $11.4 million, of which $9.5 million is unrealized, attributed to hedge effect. Excluding the effect of unrealized derivative losses, a non-GAAP measure, Gasco would have posted net income of $4.3 million or $0.04 per share. The Company did not hedge its volumes in the comparable period in 2007. Included in the 2007 periods' operating expenses are non-cash charges of $64.3 million related to the impairment of the carrying value of oil and gas properties.

Oil and gas sales for the first half of 2008 were a Company-record $21.1 million, as compared to $11.0 million for the same period in 2007.

Derivative losses during the first six months of 2008 contributed to flat total revenues of $12.5 million for the first half of 2008, as compared to $12.5 million in the same period in 2007. For the first half of 2008, gathering system revenues accounted for $2.0 million as compared $0.960 million during 2007.

At June 30, 2008, cash and investments were $4.4 million as compared to $1.8 million at December 31, 2007.

Long-term debt was $14 million at June 30, 2008 as compared to $9 million at December 31, 2007. The Company currently has a $250 million credit facility with JPMorgan, of which $45 million is available for borrowing capacity and $19 million is drawn. The facility is undergoing a customary mid-year redetermination.

Gasco's total assets at June 30, 2008 were $137.7 million, as compared to $122.5 million at year-end 2007. Net cash provided by operating activities for the first half of 2008 was $15.9 million as compared to $4.7 million for the same period in 2007.

Quarterly Production
Cumulative net production for the quarter ended June 30, 2008 was a Company-record 1,305 MMcfe, an increase of 16% from the prior-year net production of 1,124 MMcfe. For the first half of 2008, Gasco produced a Company-record 2,390 MMcfe, as compared to 2,175 MMcfe in the year-ago six-month period, representing a 10% increase for comparable six-month periods.

Operations Update & Subsequent Events

Mancos/Dakota Update
In its Mancos/Dakota program, Gasco has drilled two wells through the Dakota Formation, of which one is a full Mancos producer and the other is awaiting completion in the Dakota. The Company has drilled 11 wells to the Upper Mancos. This does not include the Federal 32-20 that was only drilled 300' into the Upper Mancos. Of these 11 wells, eight are currently producing, one is being completed, and two are awaiting completion. Two additional Upper Mancos wells are drilling ahead.

-----------------------------------------------------------------------------------------------------------------------
                           GSX Mancos Shale Well Data
-----------------------------------------------------------------------------------------------------------------------
                                 Initiated      24-hour Initial
            Well                 Completion        Flow Rate                           Comment
----------------------------- ----------------- ---------------- ------------------------------------------------------
Federal 14-31                     6/25/07         1.132 MMcf        Full Mancos; added BH and MV on 2/11/08, commingled
                                                                                    production
----------------------------- ----------------- ---------------- ------------------------------------------------------

Federal 21-19                     10/23/07        1.764 MMcf                         Upper Mancos
----------------------------- ----------------- ---------------- ------------------------------------------------------

SW Federal 32-25                  12/3/07         1.980 MMcf            Upper Mancos / Spring Canyon commingled
----------------------------- ----------------- ---------------- ------------------------------------------------------

SW Federal 12-25                  3/10/08         1.495 MMcf                         Upper Mancos
----------------------------- ----------------- ---------------- ------------------------------------------------------
                                                                           Upper Mancos - 5/20/08 commingled
State 21-32b                      3/25/08         0.934 MMcf                          Production
----------------------------- ----------------- ---------------- ------------------------------------------------------

State 21-32a                      3/25/08         0.403 MMcf               Upper Mancos / BH / MV commingled
----------------------------- ----------------- ---------------- ------------------------------------------------------

Federal 34-30*                    5/13/08         1.755 MMcf            Upper Mancos / Spring Canyon commingled
----------------------------- ----------------- ---------------- ------------------------------------------------------

SW Federal 23-26*                  6/9/08         0.788 MMcf            Upper Mancos / Spring Canyon commingled
----------------------------- ----------------- ---------------- ------------------------------------------------------

Federal 14-19*                    7/15/08         1.375 MMcf            Upper Mancos / Spring Canyon commingled
----------------------------- ----------------- ---------------- ------------------------------------------------------
                                  Awaiting            --
Federal 32-19*                   Completion                              Reached TD in Upper Mancos in 21 days
----------------------------- ----------------- ---------------- ------------------------------------------------------
                                  Awaiting            --
Lamb Trust 12-23                 Completion                                          Upper Mancos
----------------------------- ----------------- ---------------- ------------------------------------------------------
                                  Awaiting            --
GC State 23-16                   Completion                                      Mancos / Dakota test
----------------------------- ----------------- ---------------- ------------------------------------------------------
                                  Awaiting            --
Uteland Federal 34-2             Completion                              Reached TD in Upper Mancos in 16 days
----------------------------- ----------------- ---------------- ------------------------------------------------------
                                                      --
SW Federal 41-26                  Drilling                                      Proposed TD of 15,030'
----------------------------- ----------------- ---------------- ------------------------------------------------------
                                                      --
Uteland Federal 42-11             Drilling                                      Proposed TD of 14,215'
----------------------------- ----------------- ---------------- ------------------------------------------------------

*Wells with new cost-saving dual-completion in Upper Mancos and Spring Canyon member of Blackhawk.

Commenting on the Mancos results, Gasco CEO and President Mark Erickson said:
"With respect to the Mancos initial production rates, we are seeing good pressures and expected rates in the new, cost-saving Mancos / Blackhawk dual completions. What we are finding is that while we can complete the Blackhawk during the first mobilization, the Mancos still has higher pressures and somewhat suppresses the Blackhawk contribution. As observed from the Federal 34-30 and the Federal 41-19, it appears that as the Mancos pressures down, the Blackhawk begins flowing and what we see are wells that actually have stable to inclining production rates up to 60 days or more following the dual completion. Later, we can return to recomplete up-hole in the upper Mesaverde and Wasatch."

Gate Canyon Area
The fracture stimulation program for the Dakota Formation in the Gate Canyon 23-16 is currently being designed. Based on drilling mud weights, Gasco engineers are expecting very high pressures during completion operations. They are taking extra time to properly design the initial completion to assure a safe and effective test, as well as to procure the necessary high-pressure flowback equipment. Consequently, Initial completion operations are scheduled for the end of the third quarter 2008.

Other
Gasco's natural gas production is marketed to an un-affiliated third party under an agreement whereby Gasco delivers into the Questar mainline and receives a price based on NW Rockies. The agreement allows for sufficient natural gas sales to handle the Company's estimated 2008 - 2009 estimated gross production volumes. As Gasco's production grows and additional gas transportation system projects are permitted and built, the Company anticipates being able to move its gas through these systems.

Management Comment
Commenting on the second quarter operations and results, Erickson said: "We are pleased with the results from what is our best quarter ever. Continued operational improvements are helping keep well costs in check. Increasing the productivity of recently completed wells is also benefiting per-well economics. The improvements led in turn to strong cash flow and production growth.

"We have been fortunate to be able to continue to flow all of our natural gas production due to our agreement with a third-party that provides for purchases of up to 50,000 MMBtu per day thru 2009. The contract, we believe, will be sufficient to handle our estimated gross production for that period. Our hedged volumes for 2008 and 2009 should provide some protection against any downward movement in price here in the Rockies should pipeline service dates and other takeaway issues further erode the basis. Approximately 50% of our current daily net production is hedged at prices between $6.00 and $6.91 per MMBtu."

Conference Call
A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EDT on Tuesday, August 5, 2008 to discuss second quarter 2008 financial and operating results. You are invited to listen to the call which will be broadcast live over the Internet.

    Date:         Tuesday, August 5, 2008

    Time:         11:00 a.m. EDT
                  10:00 a.m. CDT
                    9:00 a.m. MDT
                    8:00 a.m. PDT

    Call:         (866) 392-4171 (US/Canada) and (706) 634-6345 (International),
                  Passcode: 55016431

    Internet:     Live and rebroadcast over the Internet:  log on to
                  http://www.gascoenergy.com or
                  to http://www.videonewswire.com/event.asp?id=49718

    Replay: Available through Sunday, August 10, 2008 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode 55016431 and for 30 days at http://www.gascoenergy.com

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit http://www.gascoenergy.com.

Forward-looking Statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in each of Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 4, 2008 and in Item 1A of the Company's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2008 filed with the Securities and Exchange Commission on August 4, 2008.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

         [Financial and Operational Tables Accompany this News Release]

     The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco's filing on Form 10-Q dated August 4, 2008.



                                                             GASCO ENERGY, INC.
                                                        CONSOLIDATED BALANCE SHEETS
                                                                (Unaudited)


                                                                               June 30,           December 31,
                                                                                 2008                  2007
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                                   $4,410,691            $1,843,425
  Accounts receivable
     Joint interest billings                                                   6,424,855             5,639,174
     Revenue                                                                   5,929,128             3,872,959
  Inventory                                                                    2,178,430             1,160,325
  Prepaid expenses                                                               193,784               327,030
                                                                             -----------           -----------
          Total                                                              19,136,888            12,842,913
                                                                             -----------           ----------
PROPERTY, PLANT AND EQUIPMENT, at cost
  Oil and gas properties (full cost method)
     Proved mineral interests                                                230,894,554           215,273,593
     Unproved mineral interests                                               40,940,573            41,644,348
  Wells in progress                                                              513,524             1,058,727
  Gathering assets                                                            16,055,728            15,708,353
  Facilities and equipment                                                     9,767,991             9,680,010
  Furniture, fixtures and other                                                  320,837               284,791
                                                                             -----------         -------------
           Total                                                             298,493,207           283,649,822
  Less accumulated  depletion, depreciation, amortization and impairment    181,654,780)         (175,973,720)
                                                                            ------------         -------------
           Total                                                            116,838,427           107,676,102
                                                                            ------------          -----------
OTHER ASSETS
  Deposit                                                                        139,500               139,500
  Deferred financing costs                                                     1,594,158             1,853,274
                                                                            ------------         -------------
           Total                                                               1,733,658             1,992,774
                                                                            ------------         -------------
TOTAL ASSETS                                                                $137,708,973         $ 122,511,789
                                                                            ============         =============








             The notes accompanying the financial statements are an
                   integral part of the consolidated financial
                statements and can be found in Gasco's filing on
                         Form 10-Q dated August 4, 2008.




                                                             GASCO ENERGY, INC.
                                                  CONSOLIDATED BALANCE SHEETS (continued)
                                                                (Unaudited)

                                                                                    June 30,           December 31,
                                                                                     2008                 2007

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                             $ 9,619,052            $13,206,767
  Revenue payable                                                                4,973,939              1,477,268
  Advances from joint interest owners                                            8,527,143              5,718,234
  Derivative instruments                                                         9,073,753                343,759
  Accrued interest                                                                 902,541                844,094
  Accrued expenses                                                                 816,000                583,000
                                                                               -----------             ----------
           Total                                                               33,912,428              22,173,122
                                                                               -----------             ----------
NONCURRENT LIABILITIES
   5.5% Convertible Senior Notes                                                65,000,000             65,000,000
   Long-term debt                                                               14,000,000              9,000,000
   Derivative instruments                                                          802,351                      -
   Asset retirement obligation                                                   1,094,147              1,030,283
   Deferred rent expense                                                            52,408                 60,593
                                                                                ----------             ----------
       Total                                                                    80,948,906             75,090,876
                                                                                ----------             ----------

STOCKHOLDERS' EQUITY
  Series B Convertible Preferred stock - $0.001 par value; 20,000 shares
    authorized; zero shares outstanding                                                  -                      -
  Common stock - $.0001 par value; 300,000,000 shares authorized;
    107,862,009 shares issued and 107,788,309 outstanding as of
    June 30, 2008 and 107,290,471 shares issued and 107,216,771
    outstanding as of December 31, 2007                                             10,786                 10,729
  Additional paid-in capital                                                   217,892,787            215,094,271
  Accumulated deficit                                                        (194,925,639)          (189,726,914)
  Less cost of treasury stock of 73,700 common shares                            (130,295)              (130,295)
                                                                              ------------           ------------
           Total                                                               22,847,639              25,247,791
                                                                              ------------           ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $ 137,708,973          $ 122,511,789
                                                                             =============          =============




             The notes accompanying the financial statements are an
                   integral part of the consolidated financial
                statements and can be found in Gasco's filing on
                         Form 10-Q dated August 4, 2008.



                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                              Three Months Ended
                                                                                   June 30,
                                                                   -------------------------------------------
                                                                             2008                       2007

REVENUES
  Gas                                                                  $ 11,404,952              $  4,535,627
  Oil                                                                     1,187,898                   588,580
  Gathering                                                               1,079,201                   472,381
  Rental income                                                             420,875                   343,875
  Derivative losses                                                     (5,022,053)                         -
  Interest income                                                             5,589                   171,007
                                                                         ----------                 ---------
          Total                                                           9,076,462                 6,111,470
                                                                         ----------                 ---------
OPERATING EXPENSES
  Lease operating                                                         1,935,374                   802,712
  Gathering operations                                                    1,040,844                   552,231
  Depletion, depreciation, amortization and accretion                     3,170,997                 3,367,397
  Impairment                                                                      -                64,300,000
  General and administrative                                              2,486,593                 2,220,578
  Interest expense                                                        1,231,262                 1,163,194
                                                                          ---------              ------------
           Total                                                          9,865,070                72,406,112
                                                                          ---------              ------------
NET LOSS                                                                 $(788,608)             $(66,294,642)
                                                                         ==========             =============



NET LOSS PER COMMON SHARE - BASIC AND DILUTED                            $   (0.01)                $   (0.70)
                                                                          =========                ==========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING -
      BASIC AND DILUTED                                                 107,018,242                94,468,912
                                                                        ===========                ==========









             The notes accompanying the financial statements are an
             integral part of the consolidated financial statements
              and can be found in Gasco's filing on Form 10-Q dated
                                 August 4, 2008.




                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                            Six Months Ended
                                                                                June 30,
                                                                -------------------------------------------
                                                                          2008                       2007

REVENUES
  Gas                                                               $ 19,302,432               $10,007,565
  Oil                                                                  1,775,535                   969,347
  Gathering                                                            1,987,557                   959,047
  Rental income                                                          783,125                   343,875
  Derivative losses                                                 (11,394,505)                         -
  Interest income                                                         20,811                   271,367
                                                                     -----------                ----------
          Total                                                       12,474,955                12,551,201
                                                                     -----------                ----------

OPERATING EXPENSES
  Lease operating                                                      3,202,101                 1,398,974
  Gathering operations                                                 1,697,343                   906,951
  Depletion, depreciation, amortization and accretion                  5,620,799                 5,703,515
  Impairment                                                                   -                64,300,000
  General and administrative                                           4,674,626                 4,546,655
  Interest expense                                                     2,478,811                 2,165,922
                                                                     -----------              ------------
           Total                                                      17,673,680                79,022,017
                                                                     -----------              ------------
NET LOSS                                                           $ (5,198,725)            $ (66,470,816)
                                                                   =============            ==============



NET LOSS PER COMMON SHARE - BASIC AND DILUTED                      $      (0.05)                $   (0.74)
                                                                    ============                ==========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING -
      BASIC AND DILUTED                                              107,011,167                90,210,121
                                                                     ===========                ==========









             The notes accompanying the financial statements are an
             integral part of the consolidated financial statements
              and can be found in Gasco's filing on Form 10-Q dated
                                 August 4, 2008.





                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                                                             Six Months Ended
                                                                                 June 30,
                                                                         ----------------------------------
                                                                           2008                    2007
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                               $(5,198,725)       $ (66,470,816)
  Adjustment to reconcile net loss to net cash provided by
     operating activities
     Depletion, depreciation, amortization and impairment expense           5,573,235           69,959,073
     Accretion of asset retirement obligation                                  47,564               44,442
     Stock-based compensation                                               1,529,078            1,835,766
     Unrealized derivative loss                                             9,532,345                    -
    Amortization of deferred rent                                             (8,185)              (4,890)
    Amortization of deferred financing costs                                  259,116              259,117
     Changes in operating assets and liabilities:
        Accounts receivable                                               (2,841,850)            3,499,558
      Inventory                                                           (1,018,105)              122,007
      Prepaid expenses                                                        133,246              167,133
        Accounts payable                                                    1,278,041          (2,522,430)
      Revenue payable                                                       3,496,671             (81,924)
      Advances from joint interest owners                                   2,808,909          (1,829,135)
      Accrued interest                                                         58,447               25,210
        Accrued expenses                                                      233,000            (305,000)
                                                                           ----------            ---------
                Net cash provided by operating activities                  15,882,787            4,698,111
                                                                           ----------            ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for furniture, fixtures and other                                (36,046)             (23,764)
  Cash paid for acquisitions, development and exploration                (19,435,759)         (49,735,532)
  Proceeds from sale of short-term investments                                      -            4,000,000
  Cash undesignated as restricted                                                   -            1,787,500
                                                                         ------------         ------------
               Net cash used in investing activities                     (19,471,805)         (43,971,796)
                                                                         ------------         ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under line of credit                                          14,000,000           12,000,000
  Repayment of borrowings                                                 (9,000,000)                    -
  Proceeds from issuance of common stock                                            -           19,300,000
  Cash paid for debt issuance costs                                                 -            (105,729)
  Exercise of options to purchase common stock                              1,156,284                    -
                                                                          -----------           ----------
  Net cash provided by financing activities                                 6,156,284           31,194,271
                                                                          -----------           ----------

NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS                                                             2,567,266          (8,079,414)
CASH AND CASH EQUIVALENTS:
    BEGINNING OF PERIOD                                                     1,843,425           12,876,879
                                                                            ---------           ----------
    END OF PERIOD                                                          $4,410,691           $4,797,465
                                                                           ==========           ==========


             The notes accompanying the financial statements are an
             integral part of the consolidated financial statements
              and can be found in Gasco's filing on Form 10-Q dated
                                 August 4, 2008.